Britton & Koontz Capital Corporation

500 Main Street
P O Box 1407
Natchez, MS  39121

601-445-5576
601-445-2488  Fax
http://www.bkbank.com
corporate@bkbank.com


FOR IMMEDIATE RELEASE:           FOR MORE INFORMATION:
October 25, 1999                 W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)         Bazile R. Lanneau, Jr., Vice President & CFO


BRITTON & KOONTZ CAPITAL CORPORATION REPORTS THIRD QUARTER 1999 EARNINGS


	Natchez, Mississippi-- Britton & Koontz Capital Corporation reported net income for the third quarter of 1999 of $580 thousand compared with $599 thousand for the third quarter of 1998. Quarterly earnings per share totalled $.33 per share compared to $.34 per share in 1998. Net income and earnings per share for the nine months ended September 30, 1999, increased slightly, ending at $1.74 million and $.99 per share. The Company's performance for the three and nine months ended September 30, 1999, resulted in a return on average assets of 1.20% and 1.24% and a return on average equity of 11.58% and 11.71%, respectively.

	Average assets and loans increased 8% and 12% , respectively, from third quarter 1998 to third quarter 1999. In addition, average deposits increased 7% during the same period due to the acquisition of three Union Planters Bank branches. The growth in average assets and loans contributed to a 14% increase in net interest income of $767 thousand.

	 Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez and one in Vicksburg, Mississippi. As of September 30, 1999, the Company reported assets and equity of $196.2 and $20.2 million, respectively. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at September 30, 1999, amounted to 1,767,064.